EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (‘‘Agreement’’) is made and entered into as of the 8th day of August, 2007 (the “Effective Date”), by and between American Real Estate Partners, L.P., a Delaware limited partnership (“AREP”), Icahn Capital Management LP, a Delaware limited partnership (the ‘‘Manager’’ and, together with AREP, the “Employer”), and Carl C. Icahn (‘‘Executive’’). Where the context permits, references to “the Employer” shall include AREP, the Manager and any successor entities thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 10 herein.

W I T N E S S E T H:

WHEREAS, AREP is a master limited partnership that is a diversified holding company engaged in a variety of businesses, including real estate and home fashions;

WHEREAS, AREP is acquiring the asset management operations operated by the predecessor of the Manager and with respect to which the Executive has provided services;

WHEREAS, the Manager is an indirect wholly-owned subsidiary of AREP and provides certain services to the Funds;

WHEREAS, AREP and the Manager desire to secure the services of Executive for their benefit and the benefit of their controlled Affiliates from and after the date hereof; and

WHEREAS, Executive desires to provide such services subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.  SERVICES AND DUTIES. From and after the Effective Date, Executive shall be employed by AREP in the capacity of its executive Chairman and by the Manager in the capacity of its Chairman and Chief Executive Officer; in such capacity Executive shall be a member and Chairman of the Manager’s Management Committee (the “MC”). In addition, Executive shall act as and perform the duties of the chief executive officer of each of the general partners of the Funds. The principal location of Executive’s employment with Employer shall be such present location at which Employer maintains its principal location, although Executive understands and agrees that Executive may also be required to travel from time to time for business reasons. Executive shall devote his substantial time and efforts to overseeing the strategic and business affairs of AREP and the asset management operations of the Manager, subject in each case to his ability to continue to engage in his current outside business activities and such other future outside business activities as are otherwise consistent with Section 7 of this Agreement and comparable in scope to the outside business activities now conducted by Executive. Executive will perform such duties as are required by Employer from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s positions with Employer and with its Affiliates, as may be assigned to Executive from time to time by the Board of Directors of American Property Investors, Inc., the general partner of AREP (the “Board”), or the MC consistent with the terms of this Agreement. Executive shall follow and comply with all policies and procedures and compliance manuals adopted by or in respect of Employer and its Affiliates, as may be applicable to Executive. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) subject to prior approval of the Board and the MC, accepting directorships unrelated to Employer that do not give rise to any conflict of interests with Employer or its Affiliates and (ii) engaging in charitable and civic activities, so long as such outside interests, individually or in the aggregate, do not materially interfere with the performance of Executive’s duties hereunder.

2.  TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the Effective Date. The term of this Agreement shall commence on the Effective Date and end on December 31, 2012 or immediately following such earlier time that Executive’s employment terminates under Section 5 (such period, the “Term”). The Term may be renewed or extended by mutual agreement of the parties up to sixty (60) days prior to the end of the Term and if Executive does not intend to renew or extend the term, he shall provide notice prior to such sixty (60) day period. The decision by the Employer not to extend the Term shall not be deemed a termination of Executive’s employment by Employer without Cause for purposes of this Agreement. If the Term expires, and Executive is employed by Employer thereafter, unless the parties agree otherwise in writing, such employment shall be ‘‘at-will’’ on terms and conditions to be set by Employer.

3.  COMPENSATION.

(a)  Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, Employer agrees to pay to Executive a salary in the amount of $900,000 per annum (the ‘‘Base Salary’’), payable in such installments as Employer pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to the health, welfare and retirement programs in which Executive is enrolled from time to time. The Base Salary shall be reviewed on an annual basis by the Board and the MC and adjusted at the sole discretion of the Board and the MC; provided, however, in no event shall the Base Salary be reduced without Executive’s written approval.

(b)  Annual Bonus Incentive. In addition to Base Salary, Executive shall be eligible for an annual bonus incentive (the “Annual Bonus Incentive” or “Bonus”) as determined in accordance with Exhibit A for each calendar year or portion thereof during the Term, provided that Executive remains employed by Employer during such period. Any Bonus earned by Executive pursuant to Exhibit A shall be paid in the manner provided in Exhibit A, provided such payment (other than Deferral Amount(s)) shall be made no later than two and one-half months after the end of the period to which such Bonus relates or ten days after the earnings for the calendar year are announced, whichever occurs first. Payment of the Bonus for each year shall in all circumstances be contingent upon a certification of the Board that the determination, calculation and payment of the Bonus is correct.

(c)  Withholding. All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to all applicable and customary withholding taxes and such other excise or employment taxes as are required under Federal law or the applicable law of any state or governmental body to be collected with respect to compensation paid by Employer to an employee.

(d)  Other AREP Compensation. Other than as provided for in this Agreement, Executive in his capacity as an employee under this Agreement shall not be entitled to any other form of direct or indirect compensation from AREP or its controlled Affiliates (including any fees, remuneration or other benefits) without the express prior consent of the Board.

4.  BENEFITS AND EXPENSE REIMBURSEMENT.

(a)  Retirement and Welfare Benefits. During the Term, Executive will be entitled to participate in the usual and customary employee benefit plans and programs offered to employees at Executive’s level by Employer or its Affiliates, including sick time, vacation or paid time off, and participation in Employer’s or Affiliates’ medical, dental and insurance programs, as well as the ability to participate in Employer’s or Affiliates 401(k) retirement savings plan, in each case in accordance with and subject to the terms of such plans as in effect from time to time. Nothing in this Section 4, however, shall require Employer or its Affiliates, if applicable, to adopt or maintain any benefit plan or provide any type or level of benefits to its employees, including Executive.

(b)  Reimbursement of Expenses. Employer shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as Employer may from time to time adopt.

5.  TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) at the end of the Term unless Executive agrees to continue working for Employer on mutually agreeable terms, (ii) the date on which the Board delivers written notice that Executive is being terminated for Disability (as defined below), or (iii) the date of Executive’s death. In addition, Executive’s employment with Employer may be terminated: (A) by Employer for ‘‘Cause’’ (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (B) by Employer at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by Employer; or (C) by Executive with “Good Reason” (as defined below).

(a)  Termination by Employer with Cause. If Executive’s employment with Employer is terminated by Employer with Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof), any accrued and unused vacation pay through the date of such termination (collectively, the ‘‘Accrued Benefits”) and fifty percent (50%) of the Unpaid Bonus (as defined below).

(b)  Termination by Employer without Cause or by Executive with Good Reason. If Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason prior to the end of the Term hereof, then Executive shall be entitled to: (i) the Accrued Benefits and any earned and unpaid portion of an Annual Bonus Incentive for the year prior to the year of termination (the “Unpaid Bonus”); (ii) a lump sum separation payment equal to one (1) time the annual Base Salary plus one (1) time the Average Bonus (as defined below); and (iii) for any year other than 2007, the Annual Bonus Incentive determined for the full year based solely upon the operations and investment performance of AREP and its controlled Affiliates through the date of termination and annualized for the remainder of the year multiplied by a fraction, the numerator of which is the number of months (including the month of termination) during the then current year that Executive was employed under this Agreement and the denominator of which is twelve (12) (the “Pro-Rata Annual Bonus Incentive”). “Average Bonus” means the three-year average (or such lesser period during the Term, if applicable) of the Annual Bonus Incentive; provided, however, that in the event such termination occurs on or after December 31, 2007 and prior to the end of the 2008 Bonus period, the amount of the Average Bonus shall be equal to the average of (A) the 2007 Annual Bonus Incentive actually paid (or payable) to Executive and increased to represent an annualized amount and (B) the 2008 Annual Bonus Incentive which would have been paid if Executive had been employed at the end of the 2008 Bonus period based solely upon the operations and investment performance of AREP and its controlled Affiliates through the termination date (and as otherwise determined in accordance with Exhibit A). In the event such termination occurs prior to the end of the 2007 Bonus period, the Average Bonus shall be equal to the 2007 Annual Bonus Incentive which would have been paid if Executive had been employed at the end of the 2007 Bonus period based solely upon the operations and investment performance of AREP and its controlled Affiliates through the termination date and annualized for the remainder of the year (and as otherwise determined in accordance with Exhibit A).

(c)  Voluntary Resignation, Death or Disability. If Executive’s employment is terminated voluntarily by Executive or by reason of Executive’s death or Disability prior to the end of the Term, in lieu of any other payments or benefits, Executive (or Executive’s estate, as applicable) shall be entitled to (i) the Accrued Benefits and any Unpaid Bonus; (ii) a lump sum payment equal to the remaining Base Salary payable through December 31 of the year of termination (assuming Executive’s employment had continued through December 31); and (iii) fifty percent (50%) of the Pro-Rata Annual Bonus Incentive as provided for in Exhibit A, but which shall be determined based upon an interpolation of full year results for the year of termination based on actual results as of the date of termination; provided that in the event of Executive’s voluntary termination hereunder, Executive shall only be entitled to fifty percent (50%) of the Unpaid Bonus payable under subsection (i) and shall not be entitled to any payments under subsection (ii) herein.

(d)  Termination in Connection with a Change in Control. If Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason within the twelve-month period following the occurrence of a Change in Control, then in lieu of any other payments set forth in this Section 5, Executive shall be entitled to: (i) the Accrued Benefits and any Unpaid Bonus; (ii) a lump sum separation payment equal to two (2) times the annual Base Salary plus two (2) times the Average Bonus; and (iii) a pro-rata Annual Bonus Incentive for the year of termination.

(e)  Resignation as Officer or Director.    Upon the termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of Employer or any of its Subsidiaries or controlled Affiliates.

(f)  Section 409A. To the extent required to comply with Section 409A of the Code, as determined by Executive’s counsel, if requested by Executive, one or more payments under this Section 5 shall be delayed to the six-month anniversary of the date of Executive’s separation from service, within the meaning of Section 409A of the Code.

(g) Release and Payment. All payments to the Executive provided for in this Section 5 shall be conditioned upon Executive’s (or Executive’s estate, as applicable) providing Employer with a signed release limited in scope to employment related claims in a form acceptable to the Board. All such payments shall be made to Executive in cash within sixty (60) days of his death or other termination of employment.

6.  MAINTENANCE OF FUNDS. If at any time between the Effective Date and the fifth (5th) anniversary of the Effective Date, Executive shall, for any reason, cease to serve as Chairman and Chief Executive Officer of the Manager and as the individual primarily responsible for the management of the Funds’ investment portfolios (a “Triggering Event”), Executive may elect to withdraw investments in one of more of the Funds, provided that Executive (directly or through his Affiliates, other than AREP and its controlled Affiliates) shall, from the date of the Triggering Event until the later of (x) the fifth anniversary of the Effective Date and (y) the third anniversary of the Triggering Event (such later date, the “End Date”), maintain investments in one or more of the Funds in an aggregate amount equal to not less than $1 billion, and shall not withdraw such amount or any amounts earned with respect thereto (the “Icahn Fund Commitment”); provided that for purposes of this Section 6 only, if both a majority of the Board and a majority of the independent Directors, on the Board vote to terminate Executive's employment without cause, Executive shall not be subject to the Icahn Fund Commitment. For the avoidance of doubt, at the time of the Triggering Event, Executive may withdraw any investments of Executive or his Affiliates (other than AREP or its controlled Affiliates) in the Funds exceeding an aggregate of $1 billion. From and after the Triggering Event, the Icahn Fund Commitment shall be subject to a management fee of 2% and an incentive allocation of 20%. If at any time between the date of the Triggering Event and the End Date the value of the Icahn Fund Commitment is less than $1 billion, the management fee and incentive allocation assessed against the Icahn Committed Funds shall equal to the fees applicable if the value of the Icahn Fund Commitment were $1 billion.

7.  RESTRICTIVE COVENANTS.

(a)  The parties agree that the restrictive covenants set forth in Exhibit B hereto (the ‘‘Restrictive Covenants’’) are incorporated herein by reference and shall be deemed to be contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply (i) during his employment under this Agreement and during any period of employment by Employer or any controlled Affiliate following the termination of this Agreement or the expiration of the Term of this Agreement, and (ii), as provided in Exhibit B hereto, during the Non-Compete Period or any additional periods specified following termination of his employment with Employer and by any controlled Affiliate which may have employed him.

(b)  Executive hereby acknowledges that the provisions of Exhibit B hereto are reasonable and necessary for the protection of Employer and its controlled Affiliates (the “Other Parties”) and are not unduly burdensome to Executive and that Executive acknowledges such obligations under such covenants. Executive further acknowledges that the Other Parties will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Other Parties may be entitled, including claims for damages, the Other Parties shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Executive from an actual or threatened breach of such covenants.

8.  ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind Employer and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release Employer from any obligation to Executive hereunder. Neither this Agreement, nor any of Employer’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. Employer may assign the rights and obligations of Employer hereunder, in whole or in part, to any of Employer’s Subsidiaries or Affiliates, or to any other successor or assign in connection with the sale of all or substantially all of Employer’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes, in an assumption agreement in form reasonably satisfactory to Executive, the obligations of Employer hereunder.

9.  REPRESENTATIONS AND WARRANTIES. Executive represents as follows:

(a)  To the best of his knowledge, except as known to Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

(b)  Executive is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

10.  DEFINITIONS. As used in this Agreement, the following defined terms have the meanings indicated below:

(a)  ‘‘Affiliate” or “Affiliates” means with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; provided “controlled Affiliates” shall only mean a person that, directly or indirectly, is controlled by AREP.

(b)  ‘‘Cause’’ means:

(i)  the willful engaging by Executive in illegal, fraudulent or unethical conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Employer or its Subsidiaries or Affiliates, (y) to the reputation of Executive, Employer or its Subsidiaries or Affiliates, or (z) to any of Employer’s funds or businesses; or

(ii)  conviction of a felony or guilty or nolo contendere plea by Executive with respect thereto; or

(iii)  a material breach by Executive of this Agreement (x) if such breach is curable (in the reasonable judgment of the Board) and is not cured within ten (10) business days following receipt of a notice of such breach or (y) if such breach is not curable (in the reasonable judgment of the Board); provided that Employer shall be required to provide notice under this sentence only one time during any calendar year in connection with any single category of events constituting Cause hereunder.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered ‘‘willful’’ unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Employer (or its Affiliates, if applicable) or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. Cause shall not exist hereunder unless and until Employer has delivered to Executive, along with a notice of termination for Cause, a copy of a resolution duly adopted by the Board (excluding Executive if Executive is a member of the Board) at a meeting thereof called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) through (iii) has occurred and specifying the particulars thereof in detail.

(c)  “Change in Control” means an event described in Section 409A(a)(2)(A)(v) of the Code, and regulations promulgated thereunder.

(d)  “Code” means the Internal Revenue Code of 1986, as amended.

(e)  ‘‘Disability’’ means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-and-sixty-five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of Employer in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days of receipt of written notice of the Board’s determination under this clause (ii).

(f)  “Fund” or “Funds” mean any one or more funds or similar collective investment vehicles or managed accounts formed primarily for the purpose of investing the capital of third parties (whether formed as a limited partnership, a corporation, a limited liability company or other similar form) managed by Employer or its controlled Affiliates.

(g)  “Good Reason” means the occurrence of one of the following:

(i) a material diminution or other material adverse change in Executive’s office, duties, salary, benefits or responsibilities;

(ii)  a material breach by the Employer of this Agreement; or

(iii) a requirement by the Employer that Executive’s principal place of work be moved to a location more than fifty (50) miles away from its then current location.

Good Reason shall not exist hereunder unless Executive first provides sixty (60) days prior written notice to the Board which notice alleges the occurrence of one of the aforementioned events in specific detail. Notwithstanding the foregoing, however, Executive shall not have the ability to terminate this Agreement if the facts alleged in such written notice have been cured prior to the expiration of such sixty (60) day notice period.

(h)  “Non-Compete Period” means:

(i)  in the event of a termination of employment upon the expiration of the Term or any employment with Employer or its controlled Affiliates following the Term, or in the event of a termination by Employer for Cause or by Executive without Good Reason, a period consisting of the Term plus the two (2) year period following the termination of employment;

(ii)  in the event of a termination by Executive with Good Reason or by Employer without Cause (other than in connection with the occurrence of a Change in Control), the period consisting of the Term plus the one (1) year period following the termination of employment; and

(iii)  in the event of a termination of employment because of death or Disability, or in the event of a termination by Executive with Good Reason or by Employer without Cause in connection with the occurrence of a Change in Control, the period consisting of the Term only.

(i)  “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental entity.

(j)  ‘‘Subsidiary’’ means a subsidiary of Employer (or other referenced entity, as the case may be) as defined in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

11.  GENERAL.

(a)  Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To Employer:

General Counsel
American Real Estate Partners, LP
445 Hamilton Avenue, Suite 1210
White Plains, New York 10601

General Counsel
Icahn Capital Management, LP
767 Fifth Avenue
New York, New York 10153

Notices to Executive shall be given at the location set forth in Employer’s records, or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party.

(b)  Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)  Entire Agreement. This document, together with its attached exhibits, constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)  Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)  Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. Except as provided under Section 11(k) hereto, all disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(g)  Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 7 hereof and Exhibit B hereto) shall survive the termination or expiration of this Agreement.

(h)  Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate or be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)  Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)  Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)  Arbitration.  Except as necessary for Employer, its Subsidiaries, Affiliates, and their respective successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available, including as provided and limited in Section 11(l) hereof), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of Employer or any Affiliate, the termination of such services or any other dispute by and between the parties or their Subsidiaries, Affiliates, and their respective successors or assigns, shall be submitted to binding arbitration in New York, New York, before JAMS, pursuant to the JAMS Employment Arbitration Rules & Procedures (the “Rules”), including the internal appeal process provided for in Rule 32 of the Rules, and before a single arbitrator to be mutually agreed upon by the parties. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of arbitration under this section, and its Commercial Arbitration Rules (and not National Rules for the Resolution of Employment Disputes) shall be used. The parties further agree that each party shall pay its own costs, arbitration expenses and attorneys’ fees, unless the arbitrator (or appeal panel) determines it is just and proper under the circumstances to award costs, arbitration expenses and/or attorneys’ fees to either party and provided further, that if either party prevails on a statutory claim, which affords the prevailing party an award of costs and attorneys’ fees, then the arbitrator may award reasonable costs and attorneys’ fees to the prevailing party, consistent with applicable law. The arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law. The arbitrator shall have no jurisdiction or authority to issue any award contrary to or inconsistent with this Agreement or applicable law. Judgment in a court of competent jurisdiction may be had on the decision and award of the arbitrator (or the appeal panel). For this purpose, the parties agree to submit to the jurisdiction of the state courts located in the Borough of Manhattan, New York and the U.S. District Courts for the Southern District of New York. Subject to Section 11(l) hereof, this arbitration obligation extends to any and all claims that may arise by and between the parties or their Subsidiaries, Affiliates and their respective successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(l)  Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto. In any provision of this Agreement that provides rights or remedies to, or permits the assignment of rights to, Affiliates or Subsidiaries of Employer, the terms “Affiliates” and “Subsidiaries” shall be construed to exclude any Fund and any entities controlled by any Fund. In the discretion of the MC, any right or remedy which a Fund or an entity controlled by a Fund would otherwise have (but for the immediately preceding sentence) may be asserted or pursued by Employer or another Affiliate of Employer on behalf of such Fund or its controlled entity; further, in the discretion of the MC, any obligation (including, without limitation, any obligation to arbitrate) which a Fund or an entity controlled by a Fund might otherwise have under this Agreement may be exclusively undertaken by Employer or another Affiliate of Employer on behalf of such Fund or its controlled entity.

[signature page to follow]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.

By:	AMERICAN PROPERTY INVESTORS, INC., Its General Partner

By:	/s/ Andrew Skobe

ICAHN CAPITAL MANAGEMENT LP

By:	/s/ Edward Mattner
Name: Edward Mattner Title:

/s/ Carl C. Icahn
CARl C. ICAHN

Signature Page for

AREP/New Icahn Capital Management LP/Carl C. Icahn Employment Agreement

Exhibit A

Annual Bonus Incentive

As provided for in the Employment Agreement, for each calendar year (or portion thereof) during the Term, Executive shall be eligible to receive the AREP Bonus Incentive and the Hedge Fund Bonus Incentive (together, the “Annual Bonus Incentive” or “Bonus”). The Bonus for such calendar year shall be in an amount equal to the AREP Bonus Incentive, if any, plus the Hedge Fund Bonus Incentive, if any, calculated as set forth herein.

1. AREP Bonus Incentive. The AREP Bonus Incentive for any completed calendar year shall be equal to the product derived under subclauses (III) or (IV), if applicable, calculated by (I) determining the amount of Covered Net Income, if any, for such calendar year, (II) determining the Covered Net Income Growth Rate, if any, for such calendar year, (III) multiplying the amount of Covered Net Income in excess of $400,000,000, if any, by the Payout Percent corresponding to the Covered Net Income Growth Rate and (IV), in the event there are Covered Net Losses carried forward from prior calendar years ended during the Term (the “Net Loss Carry Forward”), multiplying the product derived in (III) by the Loss Adjustment Percent.

For purposes of the foregoing calculations, the following terms shall have the following meanings:

(a) “Covered Net Income” or “Covered Net Losses” shall mean AREP’s net income or losses for the applicable calendar year (or portion thereof) excluding all income and losses that arise out of or result from the operations of the Hedge Fund Business (as defined below) but including any income or losses (i) attributable to any amounts invested by AREP and its controlled Affiliates in the funds or the Hedge Fund Business or (ii) attributable to any incentive allocations and/or management fees reinvested or not withdrawn by AREP and its controlled Affiliates (but excluding any income or loss on any amounts which represent a management fee and/or incentive allocation payable to AREP or its controlled Affiliates). Covered Net Income or Covered Net Losses shall be determined on the basis of “net income” or “net loss” for AREP on a consolidated basis and determined in accordance with United States generally accepted accounting principles and as reported in AREP’s audited financial statements (the “Financial Statements”), but (u) excluding any amounts accrued with respect to the Bonus provided for under this Agreement (and related employer payroll taxes for the applicable period), (v) excluding any amounts payable or accrued or expenses or deductions incurred or accrued in connection with the acquisition by AREP of the Hedge Fund Business, (w) excluding any gain from the sale of AREP’s casino business under the terms of the transaction for such sale that has been entered into and disclosed as of the date hereof (as such documentation may be amended in accordance with its terms), (x) for determining any gain or loss realized from the sale of any asset acquired by AREP and/or its controlled Affiliates from the Executive and his Affiliates (other than AREP and its controlled Affiliates) after the Effective Date measured on a cost basis equal to the price paid by AREP or its controlled Affiliates for the acquisition of such asset, as such cost basis may be adjusted; (y) excluding all results relating to or arising from the Hedge Fund Business (except as provided for in sub-clauses (i) and (ii) in the preceding sentence) and (z) subject to such adjustment as the Audit Committee of the Board (the “Audit Committee”) may determine, in its good faith judgment, to account for any acquisitions, dispositions, discontinued operations or any other extraordinary, infrequent, non-recurring or comparable occurrences or matters (including, for example, any adjustments based solely on changes in accounting method), and such determination of the Audit Committee shall be final and conclusive, absent manifest error. “Hedge Fund Business” shall mean the operations of any controlled Affiliate or Subsidiary of AREP that engages, in whole or in part, in any business deriving its revenues or income from providing investment management services.

(b) “Covered Net Income Growth Rate” for a calendar year shall be the positive percentage (if any) obtained by dividing (i) the excess (if any) of Covered Net Income for such year over $400,000,000 by (ii) $400,000,000; provided that with respect to 2007 (x) Covered Net Income shall be determined with respect to operations on and after the Effective Date, and (y) the amount of $400,000,000 as used in subclauses (i) and (ii) herein shall be reduced on a pro rata basis to account for the number of days between the Effective Date and December 31, 2007.

(c) “Payout Percent corresponding to the Covered Net Income Growth Rate” is set forth in Column II to Annex I attached hereto. In cases where the Covered Net Income Growth Rate exceeds five percent (5%) and does not directly correspond to a Payout Percent set forth on Annex I, the appropriate Payout Percent shall be interpolated on a straight line basis from the closest entry in Column II on Annex I and rounded to the nearest 1/100th of a percent.

(d) “Loss Adjustment Percent” for a calendar year shall be a percentage obtained by dividing (x) the greater of (i) zero and (ii) the sum of the Net Loss Carry Forward, if any, and the current year Covered Net Income, if any, by (y) the Covered Net Income, if any, for the calendar year for which the AREP Bonus Incentive is being determined.

2. Hedge Fund Bonus Incentive. The Hedge Fund Bonus Incentive for any completed calendar year (or portion thereof) shall be equal to the product derived by multiplying the Fund Profit for such calendar year (or portion thereof) by the Payout Percent.

(a) “Fund Profit” shall be the aggregate net profits (if any) in respect of all of the fee-paying assets of the Funds under management as determined in accordance with the partnership agreement and other governing documents of the Funds (but in any case (i) including net realized and unrealized gains and losses, net of all applicable fees and expenses of the Funds and (ii) excluding from the calculation of net profits and losses any management fees or incentive allocations charged to the investors in the Funds in connection therewith) for each fiscal year of the Funds (or portion thereof) during the Term; provided that any such aggregate net profits shall be reduced to reflect previously incurred aggregate net losses (if any and determined in a manner consistent with net profits) (commencing as of the Effective Date) on all fee-paying assets of the Funds that have not already been offset against aggregate net profits (other than those losses incurred by investors on fee-paying assets who have redeemed their investments, to the extent that such losses will not reduce net profits of the Funds for purposes of determining incentive allocations).

(b) “Payout Percent” corresponding to the Fund Return (as defined below) is set forth in Column IV to Annex I attached hereto. In cases where the Fund Return exceeds ten percent (10%) and does not directly correspond to a Payout Percent set forth on Annex I, the appropriate Payout Percent shall be interpolated on a straight line basis from the closest entry in Column IV on Annex I and rounded to the nearest 1/100th of a percent.

For purposes of determining the Payout Percent, the following terms have the following meanings:

(a) “Assets Under Management” shall be the sum of all assets under management in respect of all of the fee-paying assets of the Funds as of the first day of the year (or for calendar year 2007, the Effective Date) and as of the end of each calendar month thereafter during the relevant year divided by (13) (or in respect of 2007, divided by six (6); and for any other period during the Term of less than one (1) year, such sum shall be divided by the number of dates on which the Assets Under Management are measured during such period). For purposes of the foregoing, (i) Assets Under Management as of each month end (other than the first day of the year) shall be adjusted solely for subscriptions and redemptions with respect to fee paying assets, but shall not be adjusted during the year for net profits and losses and (ii) Assets Under Management as of the first day of the year shall include such net profits and losses that carry over from the immediately preceding year.

(b) “Fund Return” shall be a percentage equal to the quotient determined by dividing Fund Profit for the year (or shorter period) by Assets Under Management; provided that with respect to 2007, the foregoing percentage shall be adjusted to express an annualized amount

3. Mandatory Deferral. Fifty percent (50%) of the Annual Bonus Incentive payable to Executive with respect to any calendar year (or partial calendar year) hereunder (other than any Bonus (or portion thereof) payable to the Executive (or his estate) in the event of his termination of employment or death under Section 5 of the Employment Agreement) shall be deferred and treated as though invested in the Funds as of the Vesting Commencement Date (as defined below)(such deferred portion, the “Deferral Amount(s)”). Any Deferral Amount shall be deferred in a manner that complies with Section 409A of the Code. Deferral Amounts deemed invested in the Funds shall be deemed allocated pro rata across all the Funds (based on their respective Assets Under Management as of the applicable Vesting Commencement Date (as defined below) and shall be treated as though subject to a 2% annual management fee but shall not be treated as though charged a performance incentive fee. Executive’s right to receive any amounts or payments in respect of the Deferral Amount shall be subject to and limited by the terms and provisions of this Agreement. Executive shall have no rights to receive any amounts or payments in respect of any Deferral Amount unless, and then only to the extent that, Executive is vested therein in accordance with the terms of this Agreement (such amounts so vested, the “Vested Amount”). During the Term, Executive’s rights in any Deferral Amount shall vest at the rate of one-third (1/3) per annum on each anniversary of the last day of the calendar year with respect to which the bonus has been determined (the “Vesting Commencement Date), and be payable within sixty (60) days of vesting. In addition, all deemed returns, earnings and profits (as referred to herein) on Deferral Amounts shall vest at the same time as the Deferral Amount in respect of which such returns, earnings and profits are derived. The amount of any such deemed relating earnings and profits shall be calculated by Employer (whose determination shall be final and binding on all parties). Vesting of the Deferral Amount shall accelerate and be one hundred percent (100%) vested and payable in a lump sum payment within sixty (60) days upon the occurrence of any one of the following events during the Term:

(a) the employment of Executive is terminated by Employer without Cause or by the Executive for Good Reason; or

(b) the employment of Executive is terminated on account of death or Disability.

Except as provided in the final sentence of the paragraph immediately prior hereto (including clauses (a) and (b) above), Executive will only vest in Deferral Amounts during such periods as he continues to be an employee under this Agreement during the Term; provided that upon his completion of service through the end of the Term (12/31/12), all then unvested Deferral Amounts shall accelerate and be one hundred percent (100%) vested and payable in a lump sum payment within sixty (60) days of such date. Except for and to the extent of the one hundred percent (100% ) vesting that would occur upon the occurrence of the events set forth in (a) and (b) immediately above, or in the immediately preceding sentence, all unvested amounts will be forfeited in all respects by Employee on any other cessation of his employment hereunder.

Exhibit B

Restrictive Covenants

Covenant Not to Compete. Executive acknowledges that (i) Executive will be a key employee of Employer, (ii) Executive will receive payments pursuant to Section 3 of this Agreement, (iii) Executive has and will continue to have knowledge, information and other know-how regarding Employer’s business as a key employee thereof, and (iv) Executive has and will continue to develop relationships and contacts with Employer’s clients and investors as a key employee of Employer, and that all of these factors would permit him to compete with Employer. Executive further acknowledges that the covenants set forth in this Exhibit B constitute a material inducement to Employer to employ Executive pursuant to this Agreement and that Employer would not have agreed to employ Executive unless Executive had agreed to the covenants set forth in this Exhibit B. Accordingly, Executive therefore covenants and agrees as follows:

Nature of Competition. During the Non-Compete Period, Executive shall not, without the Employer’s prior written consent, directly or indirectly, for his own account, or in any capacity on behalf of any other third Person, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others to engage, in whole or in part, in any business deriving more than 25% of its revenues or income from providing investment management services (a “Competing Business”); provided, however, that ownership of stock of a business shall not be deemed a violation of this Exhibit B if and for so long as (i) the stock of such business is publicly traded; (ii) such ownership does not exceed 5% of the aggregate outstanding equity interest of such business and (iii) Executive does not otherwise participate in the management, operations or affairs of such business. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit Executive from rendering services to, acquiring an economic interest in or otherwise providing assistance to the Funds, the Employer or any of their controlled Affiliates or any pooled investment vehicle which is advised or sub-advised by the Partnerships or any of their respective controlled Affiliates, or providing investment management services (whether personally or as an employee or partner of a business formed for this purpose) solely on his own behalf or on behalf of one or more of his family members, including trusts of which his family members are the principal beneficiaries and Persons established solely for the benefit of, and wholly owned by, his family members. Furthermore, Executive may notify the Employer of any proposed activity for the purpose of soliciting a conclusion as to whether such activity would violate this Exhibit B. The Employer agrees that it shall approve or disapprove Executive’s proposal within 30 days of such notice. If the Employer approves such activity for purposes of this Exhibit B, then such activity, as disclosed in Executive’s request for approval, will not constitute a violation of this Exhibit B.

Non-solicitation. During the Non-Compete Period, Executive shall not, directly or indirectly, whether through his own efforts, or through the efforts, or in any way assisting or employing the assistance, of any other Person (including through any consultant or any Person employed by or associated with any entity with whom he may be employed or associated), do any of the following: (i) solicit or otherwise attempt to establish a Competing Business with any Person that was an investor in the Funds, or prospective investor in the Funds to whom any Contributor or any Partnership has made a proposal within the prior six months or (ii) solicit for employment, hire or otherwise engage in any capacity in any Competing Business any investment professional or executive who is or has within the previous one year been an employee or partner of any Contributor or any Partnership or any of their respective controlled Affiliates, or solicit any such Person to terminate his or her employment by such Contributor, Partnership or controlled Affiliate.

Confidential Information. During the Term and at all times thereafter, Executive shall hold in a fiduciary capacity for the sole benefit of Employer, its controlled Affiliates and the Funds, all secret or confidential information, knowledge or data (collectively, "Confidential Information"), including without limitation trade secrets, investments, contemplated investments, business opportunities, Fund or investment performance, valuation models and methodologies, relating to the business of the Funds, Employer, and their respective controlled Affiliates, and their respective businesses including, without limitation, the identity of any investors and the fact that such person is an investor in the Funds: (i) obtained by Executive during Executive’s employment hereunder and (ii) not otherwise in the public domain. Executive shall not, without prior written consent of Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than Employer or its controlled Affiliates or those designated by Employer or its controlled Affiliates, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Executive will assist Employer or its controlled Affiliates, at Employer or such Affiliates’ expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during the Term, whether or not patentable and whether or not on Employer’s, or its respective controlled Affiliates’ time or with the use of their facilities or materials, shall be the property of Employer or such controlled Affiliates, as applicable, and shall be promptly and fully disclosed by Executive to Employer or such controlled Affiliates, as applicable. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer or its controlled Affiliates) to vest title to any such Invention in Employer or its respective controlled Affiliate, as applicable, to enable such party, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Executive agrees and acknowledges that all personal and not otherwise public information about Employer, the Funds and their respective Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Employer or its controlled Affiliates, shall constitute Confidential Information for purposes of this Agreement. In no event shall Executive during or after his employment hereunder, disparage Employer or its controlled Affiliates or any of their respective officers, directors or employees.

The provisions of this Exhibit B shall not be deemed to limit any of the rights available to the respective parties under the any other agreements to which they may be parties and those which arise under applicable law.

Annex I

AREP Bonus Incentive		Hedge Fund Bonus Incentive
I	II	III	IV
Covered Net Income Growth Rate	Payout Percent	Fund Return	Payout Percent
Below 5%	8%	Below 10%	0.30%
5%	8%	10%	0.30%
10%	11%	15%	0.50%
15%	14%	20%	0.70%
20%	17%	25%	0.90%
25%	20%	30%	1.10%
Above 25%	20%	Above 30%	1.10%

Annex II

Annual Bonus Incentive - Examples

AREP Bonus Incentive

Example 1: Profit Scenario (with Interpolation)

Employment Term Year	Covered Net Income (CNI)	Covered Net Income Growth Rate	Payout Percent (PP)	Payout Amount (PP x CNI > $400 mm)
Year 1	$100	n/a	n/a	0
Year 2	$400	n/a	n/a	0
Year 3	$500	25%	20%	$20
Year 4	$450	12.5%	12.5%[1]	$6.25
Year 5	$600	50%	20%	$40

Example 2: Cumulative Losses followed By Profit

Employment Term Year	Covered Net Income	Covered Net Income Growth Rate	Payout Percent	Payout Amount (PP x CNI > $400 mm x Loss Adjustment Percent (LAP)
Year 1	$500	25%	20%	$20
Year 2	($300)	n/a	n/a	0
Year 3	($300)	n/a	n/a	0
Year 4	$500	25%	20%	0[2]
Year 5	$700	75%	20%	51.43[3]

1 In cases where the Covered Net Income Growth Rate exceeds 5% and does not directly correspond to a Payout Percent set forth on Annex I, the appropriate Payout Percent shall be interpolated on a straight line basis from the closest entry in Column II on Annex I and rounded to the nearest 1/100th of a percent. In the case of Growth Rates equal to 5% or greater, each 1% increment in Growth Rate translates into an additional 0.60% in Payout Rate. Thus, the Payout Percent for year 4 is interpolated as follows: a 12.5% Growth Rate is 2.5% greater than 10% which corresponds to an 11% Payout Rate; 2.5 x .60 = 1.5, which, when added to 11%, results in a Payout Percent equal to 12.5%.

2 The Loss Adjustment Percent is 0, calculated as follows: the cumulative loss carry forward is equal to $600, and current year income is $500. Thus, (500 - 600)/500 = 0 [because 0 in the numerator is greater than -100]. The remaining $100 cumulative loss (in excess of current year income) is carried forward to year 5 (see footnote 3).

3 The Loss Adjustment Percent is 85.714% (6/7), calculated as follows: the cumulative loss carry forward is equal to $100, and current year income is $700. Thus, (700 -100)/700 = 6/7. This amount, expressed as a percentage, is multiplied against the product of the Payout Percent multiplied by current year net income in excess of $400 million, or (20% x $300 x 85.714%) = $51.43.

Hedge Fund Bonus Incentive

Example 3

Employment Term Year	Assets Under Management	Fund Return	Payout Percent	Payout Amount
Year 1	$5 billion	10%	0.3%	$1.5 million
Year 2	$6 billion	20%	0.7%	$8.4 million
Year 3	$7 billion	25%	0.9%	$15.75 million
Year 4	$9 billion	25%	0.9%	$20.25 million
Year 5	$11 billion	13%	0.42%[4]	$6.006 million

4 In cases where Fund Return exceeds 10% and does not directly correspond to a Payout Percent set forth on Annex I, the appropriate Payout Percent shall be interpolated on a straight line basis from the closest entry in Column IV on Annex I and rounded to the nearest 1/100th of a percent. In the case of Fund Returns equal to 10% or greater, each 1% increment in Fund Return translates into an additional 0.04% in Payout Rate. Thus, in Year 5, the Payout Percent is interpolated as follows: a 13% Fund Return is 3% greater than 10% which corresponds to an 0.30% Payout Rate; 3 x 0.04% = 0.12%, which, when added to 0.30%, results in a Payout Percent equal to 0.42%.